UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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WisdomTree, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Andrew H. Goodman

Goodwin Procter LLP

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On May 12, 2023, WisdomTree, Inc. (“WisdomTree”) issued a press release announcing that it has sent a second letter to its stockholders regarding WisdomTree’s 2023 annual meeting of stockholders. A copy of the press release and the letter are set forth below.

WisdomTree Says Graham Tuckwell and His Nominees are Wrong for WisdomTree – Just Look at the Facts

Courts Have Found That Mr. Tuckwell Violated His Fiduciary Duties as Chairman of ETF Securities, Mistreated Minority Stockholders and Forced Out Independent Directors

Mr. Tuckwell Recently Negotiated Against WisdomTree’s Stockholders and Encouraged Our Largest Creditor, the World Gold Council, to Seek a Higher Price From Us Solely to Justify a Higher Valuation For Himself

Mr. Tuckwell Has Disqualifying and Unresolved Conflicts of Interest That Make Him Unsuitable as a WisdomTree Director

Mr. Tuckwell’s Nominees Do Not Bring Any New Skills or Competencies That Our Collective Board Does Not Already Possess – Our Nominees Are More Capable and Better Qualified

NEW YORK, May 12, 2023 – WisdomTree, Inc. (NYSE: WT) (“WisdomTree” or the “Company”), a global financial innovator, today issued the following letter to its stockholders in connection with WisdomTree’s 2023 Annual Meeting of Stockholders (“2023 Annual Meeting”), which is scheduled to be held on June 16, 2023.

Fellow WisdomTree stockholders:

We are writing again to ask you to protect your investment in WisdomTree, Inc. (“WisdomTree” or the “Company”) and support your Board at the upcoming 2023 Annual Meeting of Stockholders (“2023 Annual Meeting”) by voting the WHITE proxy card TODAY “FOR” ALL SIX of WisdomTree’s highly qualified director nominees – Lynn S. Blake, Daniela Mielke, Shamla Naidoo, Win Neuger, Frank Salerno and Jonathan Steinberg. We urge you to “WITHHOLD” on all three of ETFS Capital’s nominees and to NOT sign ANY proxy card or voting instruction form sent to you by ETFS Capital. You can find out more by visiting https://ir.wisdomtree.com/2023-annual-meeting-proxy-vote.

As we explained in our first letter, dissident stockholder ETFS Capital Limited (“ETFS Capital”) seeks to elect its chairman Graham Tuckwell and two other unqualified candidates, Bruce E. Aust and Tonia Pankopf, to the WisdomTree Board. The five directors that we have appointed since 2021 make up a majority of our nine-person Board. Our Board refreshment process is systematic and thorough, and as part of that process, we have focused on candidates who possess the right set of skills to oversee WisdomTree’s strategy. We have reviewed many candidates – including Mr. Tuckwell – and have always been open-minded in considering those who would be suitable for the Board.

Mr. Tuckwell’s conflicts of interest and documented track record of mistreating stockholders disqualify him from serving on the WisdomTree Board. The other candidates he has proposed would not enhance our Board or advance our strategy. In this letter, we explain why Graham Tuckwell and the ETFS Capital slate are not the right directors for all WisdomTree stockholders.

COURTS HAVE FOUND THAT MR. TUCKWELL VIOLATED HIS FIDUCIARY DUTIES AS CHAIRMAN OF ETF SECURITIES, MISTREATED MINORITY STOCKHOLDERS AND FORCED OUT INDEPENDENT DIRECTORS

A clear legal record demonstrates that Mr. Tuckwell has violated his fiduciary duties to stockholders at his own company.

•

In 2019, three private equity firms – which were minority investors in ETF Securities Limited (now ETFS Capital) at the time the European asset management business of ETF Securities was sold to WisdomTree – filed a lawsuit in the Island of Jersey against Mr. Tuckwell and ETF Securities, seeking to receive their fair share of the sale proceeds.

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The Royal Court of the Island of Jersey (the “Royal Court”) ruled in the minority investors’ favor and ordered that their shares be purchased at a fair price, concluding that Mr. Tuckwell “pursued a scheme designed to drive the Plaintiffs out of the Company at the best possible price for Mr. Tuckwell and not at a fair price to the Plaintiffs.”[1]

•

The Royal Court also found that Mr. Tuckwell threatened and ultimately removed the independent directors of ETF Securities who were calling for the fair and equal treatment of stockholders. Not only did he neglect his own fiduciary responsibilities to stockholders, but he also removed the directors who were fulfilling their obligations.

•

Mr. Tuckwell himself admitted to the Royal Court that he did so to prevent the independent directors from outvoting him and to ensure that he could distribute funds to stockholders as he alone saw fit. He deliberately misled stockholders and his own board of directors about his intentions for the distribution of funds and sidelined his board from critical conversations about this significant transaction, making decisions unilaterally and pushing out anyone who stood in his way.

•

The Royal Court found that Mr. Tuckwell, in his capacity as Chairman, “breached his duty to act in the best interests of the Company as a whole,” and an Appellate Court confirmed that he had “exercised those powers for the substantial purpose of benefiting himself and exacting revenge on shareholders he had come to resent.”[2]

Other examples of Mr. Tuckwell’s high-handed, self-serving conduct and his violations of corporate governance practices abound in the proceedings of the Royal Court, including the following:

•

He decided to unilaterally change the nature of the company, converting it to a family office with the full knowledge that the minority stockholders and independent directors would not have agreed to this change. The Royal Court stated that in doing so, “Mr. Tuckwell drove the Plaintiffs into a corner, and that was his design.”[3]

•

Mr. Tuckwell awarded himself shares of ETF Securities under the company’s long-term incentive plan without seeking the board’s approval and to enrich himself at the expense of his fellow stockholders. The board ultimately cancelled this inappropriate share allocation.

•

Mr. Tuckwell transferred company shares to his family’s charitable foundation and then repurchased them via a family office he jointly owned with his wife, to provide liquidity to his foundation and avoid capital gains tax. He did this without alerting the board or seeking board approval, and in breach of the company’s shareholders’ agreement.

•

Mr. Tuckwell also breached his own contract with ETF Securities by relocating to Australia without informing his board, despite potential negative tax implications for the company, an action the Royal Court called “reckless.”[4]

[1]	Royal Court, Financial Technology Ventures II L.P., Millennium Technology Value Partners II L.P., Sig Growth Equity Fund II L.L.L.P, v. ETFS Capital Limited, Graham Tuckwell (January 26, 2021)
[2]	Court of Appeal, Financial Technology Ventures II (Q), LP & Others v. ETFS Capital Limited, Graham Tuckwell (June 29, 2021)
[3]	Royal Court, see note 1.
[4]	Royal Court, see note 1.

•

The Royal Court stated that at a 2019 board meeting, Mr. Tuckwell became so “irate” when board observers from the private equity firms were asking questions that he muted their phone lines, an act the Royal Court described as “grossly inappropriate.”[5]

Someone like Mr. Tuckwell, who has previously violated his fiduciary duties to stockholders on multiple occasions at other companies, should not be on the Board of your Company.

MR. TUCKWELL RECENTLY NEGOTIATED AGAINST WISDOMTREE’S STOCKHOLDERS AND ENCOURAGED OUR LARGEST CREDITOR, THE WORLD GOLD COUNCIL, TO SEEK A HIGHER PRICE FROM US SOLELY TO JUSTIFY A HIGHER VALUATION FOR HIMSELF

When WisdomTree acquired the European asset management business of ETF Securities Limited in 2018, we assumed an obligation for fixed payments to ETFS Capital, the personal investment vehicle of Graham Tuckwell, with a subsidiary of the World Gold Council (the “WGC”) as the ultimate recipient of two-thirds of the payment (the “Contractual Gold Payment”). With this obligation, the WGC became WisdomTree’s single largest creditor and the recipient of a fixed payment of physical gold bullion equating to 6,333 ounces of gold per year (representing two-thirds of the 9,500 ounce Contractual Gold Payment) continuing into perpetuity.

We had long sought to resolve the Contractual Gold Payment, which has been an overhang for our Company and our stockholders – the Contractual Gold Payment expense was approximately $17.1 million during the year ended December 31, 2022, and approximately $4.5 million during the quarter ended March 31, 2023.

Make no mistake – the recent resolution of the Contractual Gold Payment obligation is a positive outcome for WisdomTree stockholders, which is 15% accretive to 2023 consensus EPS estimates and expands our operating margin by 530 basis points. WisdomTree resolved this obligation for a consideration of only $137 million, which compares to the $180 million value we most recently recorded on our balance sheet.

After we had aligned with the WGC on price, Mr. Tuckwell attempted to raise the price WisdomTree would pay to the WGC to enrich himself, at the same moment he proposed himself as a director of your Company with a fiduciary duty to protect your interests. When his attempts to negotiate a higher price with our largest creditor failed, he then attempted to take credit for this favorable outcome.

His actions only underscore the depth of the conflict of interest Mr. Tuckwell has had for so many years, with financial incentives not just different from those of other WisdomTree stockholders but diametrically opposed, demonstrating yet again why he is wholly unsuited to serve as a fiduciary for stockholders other than himself.

MR. TUCKWELL HAS DISQUALIFYING AND UNRESOLVED CONFLICTS OF INTEREST THAT MAKE HIM UNSUITABLE AS A WISDOMTREE DIRECTOR

Among the numerous reasons why we have consistently rejected Mr. Tuckwell’s repeated demands to be added to the WisdomTree Board are his significant, unresolvable conflicts of interest that in and of themselves disqualify him as a WisdomTree director.

•

ETFS Capital is an investor in 21Shares, a direct competitor of WisdomTree, which offers 28 crypto ETPs across Europe. On multiple occasions, Mr. Tuckwell has directly advised the WisdomTree Board that we should shut down our European crypto ETP business, which directly competes with 21Shares, an action that would benefit him but would hardly be in the best interests of our other stockholders that do not also invest in direct competitors. Mr. Tuckwell should not be involved in important and strategic decisions at WisdomTree while he has significant skin in the game at one of our major competitors in Europe.

[5]	Royal Court, see note 1.

•

Mr. Tuckwell also owns several online industry publications, including ETF.com and ETFStream.com, that have actively covered his multi-year campaign against WisdomTree in a flattering light and without seeking comment from WisdomTree, flouting journalistic best practices. It is inherently a conflict of interest for publications owned by Mr. Tuckwell to cover his engagement with WisdomTree and business activities without stating their affiliation with him. These articles provide stockholders and the public with a partial story and misinformed information, misleading them into thinking these articles are written by an impartial media source, rather than a publication whose owner has a vested interest in this matter.

•

Mr. Tuckwell’s obsessive desire to attack our Board and management has itself become a conflict of interest, as he chose to respond to the Company’s stellar first quarter performance by launching an unhinged attack on our earnings release. He’s willing to foster a negative market perception of WisdomTree and to help push our stock price down, all so that he can claim he can help it go up.

Lion Point Capital (“Lion Point”), an activist hedge fund that partnered with ETFS Capital last year in his campaign against WisdomTree and has since disbanded their partnership, described working with Mr. Tuckwell as “getting into a cage with a tiger,” indicating how difficult it is to work in collaboration with Mr. Tuckwell – and perhaps showing why Mr. Tuckwell lacks a partner this year.

•

Last year, at the last possible moment, Mr. Tuckwell attempted to unravel a cooperation agreement with WisdomTree that had been thoroughly negotiated by both him and Lion Point. After every term had been hammered out and our respective counsels had exchanged signature pages, he and Lion Point instead issued a press release grossly mischaracterizing both the agreement and the nature of the negotiations leading up to the agreement.

•

Given the constructive and positive nature of our negotiations with Lion Point, we can only conclude that it was Mr. Tuckwell who deliberately derailed this agreement, placing his own personal agenda above the interests of other stockholders, including his fellow activist.

Conflicts of interest have long been a problem for Mr. Tuckwell. Even when he owned and ran ETF Securities, he was personally extracting millions of dollars in gold payments from that company, which could have been used to diversify or grow the business and gone into the pockets of all stockholders through increased dividends or stock value. Instead, this profit went into the pockets of one single stockholder, Mr. Tuckwell, who as chairman of the company should have been serving the interests of all stockholders, and not just his own.

Mr. Tuckwell has proven himself to be incapable of putting his numerous and deep conflicts aside and representing the interests of stockholders other than himself. These conflicts disqualify him from serving on WisdomTree’s Board.

MR. TUCKWELL’S NOMINEES DO NOT BRING ANY NEW SKILLS OR COMPETENCIES THAT OUR COLLECTIVE BOARD DOES NOT ALREADY POSSESS – OUR NOMINEES ARE MORE CAPABLE AND BETTER QUALIFIED

Despite his reputation for self-serving conduct and his failure to retain his partner from last year, Mr. Tuckwell has recruited two other individuals for this proxy contest and paid them to serve on his slate – Bruce E. Aust and Tonia Pankopf. These candidates do not have necessary experience relevant to WisdomTree or strong track records, nor do they bring expertise that the Board collectively does not already have. Neither Mr. Aust nor Ms. Pankopf bring any public company C-suite experience or ETF operational experience, or any experience related to digital and technology, which is a skillset we need on our Board.

Specifically, our newest director Daniela Mielke and our new nominee Shamla Naidoo offer robust technology expertise to our Board. All of our recently appointed directors and Ms. Naidoo demonstrate the caliber of director and the qualifications and skillsets that WisdomTree is actively seeking and appointing. Mr. Aust, Ms. Pankopf and Mr. Tuckwell simply do not measure up. Further, given Mr. Tuckwell’s conflicts of interest, behavior and questionable character, we have to wonder why Mr. Aust and Ms. Pankopf would choose to associate with him, beyond the fact that they are being paid.

The belligerence Mr. Tuckwell regularly demonstrates could undermine WisdomTree’s strong and healthy culture and disrupt the functioning of our Board. One recent example: in 2022, Mr. Tuckwell lashed out publicly at the Australian Securities Exchange (the “Exchange”), accusing it of anti-competitive behavior for allegedly delaying the clearance of ETF Securities’ cryptocurrency funds while the Exchange developed its own products. In reality, Mr. Tuckwell’s cryptocurrency funds had not met “a basic requirement” for listing investment products on the Exchange, according to a spokesperson for the Exchange.6 It seems that Mr. Tuckwell believes that contractual obligations, corporate governance practices and the rule of law apply to other people, but not to him.

We have been dealing with Mr. Tuckwell for years, as have many current and former employees of our European business. The reputation he earned during his tenure for creating a toxic workplace lingers and we fear that we would face high levels of employee turnover and dissatisfaction, particularly within our European business, should he play any role in leading this Company forward.

Moreover, we have a highly collaborative Board that values a lively and meaningful discourse conducted in a respectful manner. Our Board thinks critically, embraces differing perspectives and backgrounds and adheres to a code of business conduct and ethics that applies to all our employees, officers and directors. We’re not just concerned that Mr. Tuckwell’s ideas about WisdomTree and our strategy are different than ours – we are concerned that if somehow elected to the Board, he would be toxic to our boardroom and disrupt our ability to execute on our strategy, rendering it all but impossible for the Board to do its job and act in the best interests of stockholders.

PROTECT YOUR INVESTMENT IN WISDOMTREE.

REJECT GRAHAM TUCKWELL AND VOTE THE WHITE PROXY CARD TODAY “FOR” ALL SIX OF WISDOMTREE’S HIGHLY QUALIFIED CANDIDATES

WisdomTree stockholders do not need Mr. Tuckwell or his paid nominees to enhance our Board. We have the right strategy and the right Board to oversee it. Your vote for our six director nominees is essential so that we can continue our proven growth strategy and provide the benefits of that strategy to our stockholders.

Sincerely,

Lynn S. Blake, Anthony Bossone, Smita Conjeevaram, Daniela Mielke, Win Neuger, Frank Salerno, Harold Singleton III, Jonathan Steinberg

About WisdomTree

WisdomTree is a global financial innovator, offering a well-diversified suite of exchange-traded products (ETPs), models and solutions. We empower investors to shape their future and support financial professionals to better serve their clients and grow their businesses. WisdomTree is leveraging the latest financial infrastructure to create products that provide access, transparency and an enhanced user experience. Building on our heritage of innovation, we are also developing next-generation digital products and structures, including digital funds and tokenized assets, as well as our blockchain-native digital wallet, WisdomTree Prime™.

[6]	Australian Financial Review: “ASX accused of delaying crypto ETFs on rival Chi-X”

WisdomTree currently has approximately $91.2 billion in assets under management globally.

WisdomTree® is the marketing name for WisdomTree, Inc. and its subsidiaries worldwide.

Cautionary Statement Regarding Forward-Looking Statements

Any statements contained in this letter that do not describe historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” “views,” and similar expressions. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those indicated, including, but not limited to, the impact and contributions of the slate of director nominees WisdomTree has nominated, the effectiveness of the Company’s board refreshment process in identifying candidates with the set of skills to oversee the Company’s strategy, the ability of the candidates proposed by Mr. Tuckwell to enhance WisdomTree’s board or enhance its strategy, and WisdomTree’s ability to achieve its financial and business plans, goals and objectives and drive stockholder value, including with respect to its ability to successfully implement its strategy relating to WisdomTree Prime™, and other risk factors discussed from time to time in WisdomTree’s filings with the SEC, including those factors discussed under the caption “Risk Factors” in its most recent annual report on Form 10-K, filed with the SEC on February 28, 2023, and in subsequent reports filed with or furnished to the SEC. WisdomTree assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date. Important Additional Information and Where to Find It

WisdomTree filed a proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from WisdomTree stockholders for WisdomTree’s 2023 Annual Meeting. WISDOMTREE STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ WISDOMTREE’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING WHITE PROXY CARD, AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents that WisdomTree files with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on WisdomTree’s Investor Relations website at https://ir.wisdomtree.com/sec-filings or by contacting Jeremy Campbell, Head of Investor Relations, at jeremy.campbell@wisdomtree.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Investors and stockholders can find out more about the proxy vote at the 2023 Annual Meeting by visiting the WisdomTree investor relations website and navigating to the page entitled “2023 Annual Meeting”: https://ir.wisdomtree.com/2023-annual-meeting-proxy-vote.

Disclaimer

WisdomTree has neither sought nor obtained the consent from any third party to use any statements or information contained in this letter that have been obtained or derived from statements made or published by such third parties. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Contact Information

Investor Relations

WisdomTree, Inc.

Jeremy Campbell

+1.646.522.2602

Jeremy.campbell@wisdomtree.com

or

Innisfree M&A Incorporated

Jonathan Salzberger / Scott Winter

+1.212.750.5833

jsalzberger@innisfreema.com / swinter@innisfreema.com

Media Relations

WisdomTree, Inc.

Jessica Zaloom

+1.917.267.3735

jzaloom@wisdomtree.com / wisdomtree@fullyvested.com

or

H/Advisors Abernathy

Jeremy Jacobs / Dana Gorman

+1.202.774.5600 / +1.212.371.5999

jeremy.jacobs@h-advisors.global / dana.gorman@h-advisors.global

Category: Business Update